EXHIBIT 99


                                                                         2003-16
                                  NEWS RELEASE

[HECLA MINING COMPANY LOGO]


                    HECLA TO RECOGNIZE THIRD QUARTER ACCRUAL
                          FOR ENVIRONMENTAL LIABILITIES

                              FOR IMMEDIATE RELEASE
                                October 31, 2003

         COEUR D'ALENE, IDAHO - Hecla Mining Company (HL:NYSE) today reported it will take an accrual on its third quarter financial statements to reflect the company's current estimate of its environmental liabilities. The majority of this accrual is for the Coeur d'Alene Basin in response to a United States District Court ruling in September, which held that Hecla has some liability for yet-to-be determined natural resource damages and response costs due to its historic mining practices. The court held that joint and several liability is not appropriate, and that Hecla's tailings-related liability will be based on an allocation of 31% of the historic mine tailings production in the Coeur d'Alene Basin. The court also stated "that there has been an exaggerated overstatement by the Federal Government and the (Coeur d'Alene) Tribe" of environmental impacts in the Coeur d'Alene Basin in northern Idaho. But, because some liability was determined, a second phase of the trial, scheduled to begin in January 2005, will address what damages are recoverable and what cleanup relief is appropriate.

         The company is currently estimating that total costs for potential liability for historical environmental impacts in northern Idaho's Coeur d'Alene Basin, plus updated estimates for the Grouse Creek mine reclamation and other properties, require an additional accrual of $23.1 million. The environmental accruals taken in the third quarter, while having a significant impact on net income, should not have a material impact on the company's current and future plans. The company made the decision to take the accrual after a meeting today by the audit committee of Hecla's Board of Directors.

         Hecla President and Chief Executive Officer Phillips S. Baker, Jr., said, "These accruals do not materially impact our business, but are required accounting entries. And let me reiterate that we are actually quite pleased with the judge's ruling in the Coeur d'Alene Basin litigation. (Please see Hecla news release dated September 3, 2003, at www.hecla-mining.com)

         Of the $23.1 million total third-quarter environmental accrual, $16 million was in response to claims for environmental impacts in the Coeur d'Alene Basin and $6.8 million was taken for reclamation at the Grouse Creek mine in central Idaho. Based upon the court's





                 6500 Mineral Drive, Suite 200  o  Coeur d'Alene,
              Idaho 83815-9408  o  208/769-4100  o  FAX 208/769-7612

September 2003 order, the company has attempted to outline a range of potential liability for the Basin cleanup, and has estimated a range of potential liability of $18 million to $58 million, with no amount within this range being more likely than any other at this time. Accounting rules state that when no best estimate within the range can be determined, the minimum liability should be accrued.

         Meanwhile, Hecla continues to successfully manage and close out environmental projects. This year, reclamation has been completed on four idle properties. A former industrial minerals property in Piedmont, South Dakota, has been given final release, as has the Middle Buttes gold mine in California. Work is complete at the Siddoway scoria rock property in Idaho and is awaiting final inspection and reclamation bond reduction, and regulatory agencies have accepted the site work, reclamation and reseeding at the Shumake gold mine in California.

         Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 112-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

         Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.




                    Contact: Vicki Veltkamp, vice president -
                  investor and public relations, 208/769-4144

                    Hecla's Home Page can be accessed on the
                    Internet at: http://www.hecla-mining.com
                                 ---------------------------











                 6500 Mineral Drive, Suite 200  o  Coeur d'Alene,
              Idaho 83815-9408  o  208/769-4100  o  FAX 208/769-7612